CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

CARDIGANT MEDICAL INC.

(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the Chief Executive Officer of Cardigant Medical Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: That at the effective time of this amendment, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's Board of Directors shall be subject to a two (2) for one (1) forward split with all fractional shares rounded to the nearest whole share. The effective time of this amendment shall be the close of business on March 04, 2013.

RESOLVED: That the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered FOURTH so that, as amended, said Article shall be and read as follows: The total number of shares of stock that the corporation shall have authority to issue is 50,000,000 shares at $0.001 par value.

The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated February 04, 2013 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent dated February 05, 2013 of the holders of shares of the Corporation’s voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation as of March 04, 2013.

CARDIGANT MEDICAL INC.

By:	/s/ Jerett Creed
Jerett Creed, Chief Executive Officer, Director